Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT AND SEPARATION AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT AND SEPARATION AGREEMENT (this “Amendment and Agreement”) is entered into as of the 12th day of September, 2018, by and among Life Storage, Inc., a Maryland corporation and Life Storage LP, a Delaware limited partnership (the “Corporation” or the “Partnership”, respectively and collectively the “Company”), and David L. Rogers (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated as of May 14, 1999, which Employment Agreement was amended and restated as of January 1, 2009, amended by a certain Amendment to Employment Agreement dated as of January 19, 2015 and amended by a certain Amendment to Employment Agreement dated as of February 22, 2017 (such agreement as so amended, being the “Employment Agreement”); and

WHEREAS, the Executive is a co-founder of the Company, has served as an executive officer of the Company since its inception in 1995 and has served as the Chief Executive Officer of the Company since 2012; and

WHEREAS, as part of the Company’s ongoing succession process and in order to facilitate an orderly and efficient succession plan with respect to the Chief Executive Officer position of the Company, the Executive and the Company have mutually agreed that the Executive will retire from his position as Chief Executive Officer of the Company effective as of March 1, 2019; and

WHEREAS, in connection with such retirement, the Company and the Executive desire to enter into this Amendment and Agreement to amend the Employment Agreement and to evidence certain additional understandings, all as set forth below.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.    Retirement Date.    The Executive will retire on March 1, 2019 (the “Retirement Date”) and, thus his employment under the Employment Agreement shall terminate on such Retirement Date (the “Retirement Date”), unless such employment is earlier terminated pursuant to Section 4 of the Employment Agreement. During the remaining term of the Executive’s employment with the Company, in addition to the Executive’s duties as Chief Executive Officer of the Company, the Executive will assist in the transition of the Chief Executive Officer position of the Company to his successor.

2.    Salary and Benefits.    During the remaining term of the Executive’s employment with the Company, the Executive shall continue to be paid his current annual base salary of $600,000 per year (with such salary being prorated for 2019), payable in accordance with the Company’s regular pay practices and subject to applicable withholdings, and the Executive shall continue to be provided with all other benefits in accordance with Section 1 of Exhibit A of the Employment Agreement and past practice, except as expressly provided herein. The Executive shall also continue to be eligible for a bonus, if any, pursuant to the Company’s Annual Incentive Compensation Plan for senior executives based upon his employment with the Company in 2018 and the performance metrics under such plan, with any such bonus to be paid in 2019 consistent with past practices of the Company. The Executive shall not be eligible for a bonus pursuant to such plan with respect to his employment in 2019. During the remaining term of the Executive’s employment, the Executive shall not receive, and shall not be entitled to receive, any long term equity incentive grants pursuant to the Company’s award and option plan or otherwise.

3.     Restricted Stock. The Executive shall continue to vest in outstanding restricted stock grants in accordance with the terms of such grants. Also, unless the Company terminates the Employment Agreement for “cause” or the Executive terminates the Employment Agreement by his resignation of employment with the Company effective prior to the Retirement Date, the balance of any remaining unvested restricted stock (9,143 shares) shall all immediately vest on the Retirement Date and not be forfeited.

4.    Performance Shares. The Executive has been issued certain Performance-Based Share Awards as set forth in Exhibit A hereto (the “Performance-Based Share Awards”). With respect to the Performance-Based Share Awards, unless the Company terminates the Employment Agreement for “cause” or the Executive terminates the Employment Agreement by his resignation of employment with the Company effective prior to the Retirement Date, the Executive shall be entitled to receive such number of shares issuable pursuant to each of the Performance-Based Share Awards as if the Executive had remained in the employment of the Company through the end of the applicable Performance Period. Such Performance-Based Share Awards shall be issued and awarded at the end of the applicable Performance Period in accordance with the applicable award notice.

5.    Severance Benefits. Section 5 of the Employment Agreement and Section 2 of Exhibit A of the Employment Agreement are each deleted in their entirety.

6.    Termination of Executive’s Employment During the Remaining Term In the event the Employment Agreement is terminated during the Remaining Term (a) as a result of the Executive’s death or “disability” (as defined in the Employment Agreement), (b) by the Company without cause, or (c) by the Executive for “Good Reason” (as defined in the Employment Agreement”) prior to the Retirement Date, the Company shall pay to the Executive (or his successors and assigns in the event of his death), the Executive’s salary and bonus as if the Executive had remained in the Company’s employment through the Retirement Date (less in the case of permanent disability, any amounts paid by the Company or under the Company’s disability insurance contracts). Each installment of salary shall be deemed a separate “payment” for purposes of Code Section 409A and Reg. §1.409A-2(b)(2). Any amount payable under this Section 6 on or after March 15, 2019 on account of any reason other than the Executive’s death shall not be paid sooner than the day following the six month anniversary of the Executive’s termination of employment.

7.    Status as Director. On the Retirement Date, the Executive’s status as a director of the Company shall remain unchanged. After the Retirement Date, for so long as the Executive serves as a non-employee director of the Company, the Executive shall be entitled to compensation for such service as a director consistent with other non-employee directors of the Company.

8.    Effect of this Amendment and Agreement. Except as specifically set forth in this Amendment and Agreement, the terms of the Employment Agreement remain in full force and effect. The Executive and the Company agree that the modifications to the terms of the Executive’s employment set forth herein have been mutually agreed to by the parties and the Executive shall not have the right to terminate the Employment Agreement for “Good Reason” as a result of such modifications.

9.    Survival of Covenants under Employment Agreement. The Company and the Executive agree that the Executive’s obligations under Section 6 of the Employment Agreement shall continue and survive the Executive’s retirement pursuant to such terms; however, the Executive’s obligations under Section 6(a)(i) shall be extended through December 31, 2020.

IN WITNESS WHEREOF, the parties have executed this Amendment and Agreement as of the day and year first set forth above.

LIFE STORAGE, INC.

	By:	/s/ Andrew J. Gregoire

/s/ David L. Rogers	Andrew J. Gregoire, Chief Financial Officer
David L. Rogers

LIFE STORAGE LP

	By	LIFE STORAGE HOLDINGS, INC. General Partner

	By:	/s/ Andrew J. Gregoire

Andrew J. Gregoire, Chief Financial Officer

EXHIBIT A

PERFORMANCE BASED SHARE AWARDS

Grant Date	Target Number of Performance Shares	Performance Period
12/17/2015	5,196	12/18/2015 to 12/17/2018
12/22/2016	6,907	12/23/2016 to 12/22/2019
2/22/2017	3,577	2/23/2017 to 2/22/2020
12/29/2017	7,039	12/30/2017 to 12/29/2020